Exhibit 10.2

SEPARATION AGREEMENT, WAIVER AND RELEASE
THIS SEPARATION AGREEMENT, WAIVER AND RELEASE (the "Agreement") is made as of the 10th of January 2020, by Brian Boutte, ("Boutte"), GrafTech International Holdings Inc. and each and every one of its predecessors, successors, parents, direct and indirect subsidiaries, affiliates, related entities, partners, officers, directors, agents and employees (collectively referred to as "GrafTech" or "the Company"). Boutte and the Company are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

BACKGROUND

WHEREAS, Boutte was employed by the Company for a period of time as an at-will employee;

WHEREAS, the Company has decided to end their relationship as employer and at-will employee (hereinafter "Employment"); and

WHEREAS, Boutte and the Company do not anticipate that there will be any disputes between them or legal claims arising out of Boutte's separation from Employment with the Company, but nevertheless desire to ensure an amicable parting and to settle fully and finally any and all differences and claims that might otherwise arise out of Boutte's Employment with the Company and the separation from his Employment with the Company.

NOW, THEREFORE, and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

Section 1.     Termination. Upon the mutual agreement of the Company and Boutte, Boutte’s employment will be terminated effective as of January 10, 2020. Boutte will be paid his base compensation through January 15, 2020. Unless explicitly permitted by law, Boutte shall have no further contact with GrafTech employees, executives or directors regarding matters related to GrafTech and/or matters related to its employees. After his Termination, Boutte agrees to limit his contacts to Brian Blowes, Vice-President, Organizational Development & Administration.
Section 2.     Consideration. In consideration of the execution by Boutte, and delivery to the Company of this Agreement, and Boutte's performance of the terms and conditions contained herein, the Parties agree to the following providing that Boutte does not revoke the Agreement as provided herein:
A.    Severance. GrafTech will pay Boutte severance in the gross amount of $370,800.00, which is equal to twelve months’ base pay, subject to applicable withholdings, (“the Severance Payment”) paid pursuant to GrafTech’s existing payroll schedule. In addition, GrafTech will pay $58,450.00 in a lump sum payment, subject to withholdings, in exchange for his execution of this Agreement, provided that the Agreement is not revoked. This lump sum payment will be paid within ten (10) business days of the Effective Date of the Agreement.

B.     Benefits. Boutte understands that his life insurance and disability benefits will end effective January 10, 2020 and his medical, dental and vision care benefits will end effective January 31, 2020. His medical and dental coverage may be extended to July 31, 2021 under COBRA. Provided that Boutte timely elects COBRA coverage, Boutte will be responsible for the employee portion of the coverage and the Company will pay the employer portion and any administration fee associated with such coverage for six (6) months in exchange for executing this Agreement. If Boutte continues COBRA coverage after the initial 6-month period, Boutte will be responsible for all costs associated with such coverage. Additional information about continuation of benefits through COBRA will be provided under separate cover.

C.     Waiver of Repayment Obligation. The Company agrees that it will not seek to recoup or require Boutte to repay the sign on bonus of $25,000.

D.     Payment Of Short Term Incentive Compensation (STIP). The Company agrees that Boutte remains eligible for STIP for performance during the 2019 performance year. As a result, the Company will pay Boutte his STIP award in the gross amount of $184,102.00, subject to applicable withholdings, at the same time that other eligible employees receive STIP payments, but in any case, no later than March 31, 2020.

E.     International Income Tax. The Company will honor the obligations set forth in the September 27, 2018 Letter to Boutte regarding the international assignment. Global Tax Network (GTN) will prepare Boutte’s US and Swiss Tax Returns for 2019. If Boutte has dual-country tax liabilities in 2020 based on income received from the Company, GTN will prepare Boutte’s US and Swiss Tax Returns for 2020.

F.     Additional Consideration. Boutte agrees that the consideration set forth above is more than he is legally entitled to and reflects adequate consideration for the waiver of any potential claims that he may have arising from his Employment. Boutte agrees that he is entitled to no other compensation.

Section 3.     Waiver of Right to Reinstatement. In consideration of the items set forth in Section 2 of this Agreement, Boutte forever waives any rights he may have to reinstatement as an employee of GrafTech.

Section 4.     Release of Claims. In consideration of the execution of this Agreement by GrafTech and the performance of the terms and conditions contained herein by GrafTech, Boutte and his agents, assigns, heirs, and executors hereby release and forever discharge GrafTech and its present, future and former shareholders, members, officers, directors, agents, employees, legal representatives, direct and indirect subsidiaries (including but not limited to GrafTech Switzerland SA with registered office in Bussigny, Switzerland), affiliated and related entities, successors, predecessors, and assigns (the “Releasees”) from any and all claims, demands, liabilities, and causes of action of every nature, known or unknown, which have existed or exist now and which are in any way connected with, or arise out of, Boutte's Employment with GrafTech and the termination of that relationship. Boutte understands that there are various state, federal and local laws that prohibit employment discrimination on the basis of, among other things, age, sex, race, color, national origin, religion and disability, and these laws are enforced by various government agencies. Boutte intends to give up any and all rights he may have under these laws. Boutte understands that his waiver of claims and his release and discharge as contained in this Agreement includes, but is not limited to, claims for breach of an implied or express employment contract, claims for wrongful discharge, claims for race, sex and age discrimination, claims under the Age Discrimination in Employment Act, Americans with Disabilities Act, claims under Title VII of the Civil Rights Act of 1964, and any other claims pursuant to any other federal, state or local law regarding discrimination or employment. Boutte hereby specifically releases, discharges, and waives, but not by way of limitation, any claim, demand, or cause of action based on the theories of wrongful or unjust termination, breach of contract (express or implied) -- including, but not limited to, a breach of the GrafTech International Ltd. Incentive Compensation Plan, the GrafTech International Ltd. Omnibus Equity Incentive Plan, the Restricted Stock Unit Agreement, or Boutte’s Offer of Employment letter -- promissory estoppel, breach of fiduciary duty, negligent or intentional conduct, breach of any implied covenant of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress and any and all forms of employment discrimination, as well as claims for attorneys’ fees, expenses, and costs related to any of the foregoing that he may have against the Releasees.

This Release specifically includes any and all claims, demands, obligations and/or causes of action for compensatory and/or exemplary damages and/or other relief relating to or in any way connected with Boutte’s Employment, the terms and conditions and benefits of Boutte's Employment, including, without limitation, back pay, reinstatement, severance pay, incentive compensation, emotional distress, disability and other health benefits, and other fringe benefits, whether or not specifically or particularly described herein. Boutte expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement.

Section 5.    Covenant Not To Sue. Boutte, for himself and his heirs, personal representatives, assigns, successors, attorneys, and agents, agrees and covenants to forever refrain from instituting, procuring, or prosecuting any lawsuit relating to any claims, obligations, demands, causes of action, debts, disputes, or controversies which have been or could have been raised against the Releasees arising out of or relating to Boutte's Employment with, or separation of Employment from, GrafTech. Further, Boutte agrees, to the extent permitted by law, not to file or pursue any charge with any federal, state or local agency concerning his affiliation with GrafTech, or the termination thereof, and agrees not to file or pursue any complaint in any federal, state or local court against the Company regarding conduct by the Company through the date of this Agreement. This release expressly excludes and does not apply to any workers’ compensation rights which may have accrued to Boutte during his employment with the Company.

Section 6.     Confidentiality. Boutte shall keep the facts and circumstances of this Agreement in strict confidence, except that Boutte may disclose the terms of the Agreement to those with a legal or financial need to know, such as lawyers, accountants or immediate family members. This Agreement shall not be admissible in any legal proceeding except in an action to enforce this

Agreement or for litigation arising out of the alleged breach of this Agreement. In addition, consistent with his obligations under the Memorandum of Agreement that Boutte was required to execute, he shall maintain the confidentiality of GrafTech’s Confidential Information. Boutte agrees that he shall not, directly or indirectly, disclose, use, or disseminate such information on his own behalf or for the benefit of a third party. “Confidential Information” as set forth herein, includes, but is not limited to, technical and business information, trade secrets, proprietary or other confidential business information of GrafTech or any of its customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Boutte produced or had access to during the course of his Employment, including ideas, inventions, drawings, laboratory notebooks, technical reports, plant manuals, memoranda, formulas, compositions, product formulations, processes, specifications, test data, sales and production data, customer lists, pricing information, business plans and financial information of GrafTech. Boutte also hereby acknowledges that GrafTech has informed him, in accordance with 18 U.S.C. § 1833(b), that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure either is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Section 7.     Time Limits and Effective Date. Boutte may consider this Agreement for up to twenty-one (21) days from the date he receives this Agreement. This Agreement will not become effective until eight (8) days after Boutte signs it (“the Effective Date”) provided that he does not revoke it during such time.

Section 8.    OWBPA/ADEA Waiver: Boutte acknowledges and agrees that this Agreement contains his waiver of his rights under the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (the “ADEA”), and he has specifically been advised that:

(a)	The waiver is part of an agreement between him and GrafTech and it has been written so that he understands it;

(b)	The waiver specifically refers to rights or claims under the ADEA;

(c)	He does not waive any rights or claims that he may have after he executes this Agreement;

(d)	His waiver is in exchange for consideration that is more valuable than what he is already entitled to;

(e)
He has been and is hereby advised by GrafTech to consult with an attorney of his choice regarding the terms, meaning and impact of this Agreement so that he fully understands the matters addressed in this Agreement and if he thereafter choose to consent to this Agreement, his consent and the scope of his consent is knowingly given;

(f)	He may consider the terms and conditions of this Agreement for a period of up to twenty-one (21) days following the date this Agreement is presented to him for his review; and

(g)
He may revoke this Agreement by serving GrafTech with his written notice of revocation within seven (7) calendar days after he executes this Agreement. Such notice must be provided to Brian Blowes, Vice-President, Organizational Development & Administration, GrafTech International Holdings Inc., 932 Keynote Circle, Brooklyn Heights, Ohio 44131, or via email at Brian.Blowes@graftech.com.

Section 9.     Return of Property. Boutte represents that he has returned to GrafTech all property in his possession belonging to GrafTech, including but not limited to, computer, laptop computer, electronic accessories, company-provided credit cards, keys, records, and confidential documents (including but not limited to, documents that would not otherwise be available to the public), equipment, computer disks, and manuals and copies of any of the foregoing.

Section 10.     No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing whatsoever against the other Party.

Section 11.    Non-Disparagement. Boutte shall not make (directly or indirectly) any disparaging or derogatory comments and/or statements (regardless of their veracity) about any of the Releasees. Nothing herein, including the confidentiality and non-disparagement provisions, shall be construed to limit Boutte’s right to respond to an inquiry or request for information when required by legal process; or to file a charge or complaint with a federal, state or local governmental agency or commission or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency.

Section 12.    Non-Solicitation. Boutte will not accept business from or request, solicit, or otherwise attempt to induce or influence, directly or indirectly, any present customer, vendor or supplier, or prospective customer, vendor or supplier, of the Company or other persons sharing a business relationship with the Company to cancel, limit, divert, reduce or postpone their business with the Company, or otherwise take any action which might be to the disadvantage of the Company for a period of twenty-four months from his termination date. This restriction shall only apply to current or prospective customers, vendors, suppliers or others with whom Boutte had contact or gained knowledge of in the last twenty-four months of his employment with the Company. In addition, Boutte will not hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any agent, consultant or employee of the Company to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company for a period of twenty-four months from his termination date.

Section 13.     Governing Law; Jurisdiction. This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of Ohio, and the Parties hereby confer exclusive jurisdiction upon a state or federal court in Cuyahoga County, Ohio to resolve any dispute arising out of or related to this Agreement or the breach hereof.

Section 14.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter contained herein, with the exception of any agreements he signed regarding GrafTech’s Confidential Information.

Section 15.    Binding Agreement. This Agreement shall be binding upon the Parties, their heirs, executors, personal representatives, successors, assigns, officers and agents.

Section 16.     Drafter of Agreement. No Party hereto, nor any attorney of any Party, shall be deemed the drafter of this Agreement for the purpose of interpreting or construing any of its provisions, and no rule of construction resolving any ambiguity against the drafting party shall be applicable to this Agreement.

Section 17.     Counterparts. The Parties may execute this Agreement in separate counterparts, which together shall constitute the Agreement.

Section 18.     Partial Invalidity. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be finally adjudicated invalid, inapplicable or unenforceable, by any court or other adjudicating body, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, inapplicable or unenforceable, shall not be affected thereby and each term condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties in two identical counterparts, each of which shall constitute an original.

BRIAN BOUTTE

/s/ Brian Boutte
Signature

Dated:    1/21/2020

GRAFTECH INTERNATIONAL HOLDINGS INC.

By: /s/ Brian E. Blowes
Name: Brian E. Blowes

Title: Vice-President, Organizational Development & Administration

Dated:    1/23/2020